EXHIBIT 99.1

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP

CERTIFIED PUBLIC ACCOUNTANTS

RALPH S. McLEMORE, SR., CPA (1963-1977) SIDNEY B. McNAIR, CPA (1954-1992)

RICHARD A. WHITTEN, JR., CPA
SIDNEY E. MIDDLEBROOKS, CPA, PC	ELIZABETH WARE HARDIN, CPA
RAY C. PEARSON, CPA	CAROLINE E. GRIFFIN, CPA
J. RANDOLPH NICHOLS, CPA	RONNIE K. GILBERT, CPA
WILLIAM H. EPPS, JR., CPA	RON C. DOUTHIT, CPA
RAYMOND A. PIPPIN, JR., CPA	CHELSEY P. CAWTHON, JR., CPA
JERRY A. WOLFE, CPA	CHARLES A. FLETCHER, CPA
W. E. BARFIELD, JR., CPA	MARJORIE HUCKABEE CARTER, CPA
HOWARD S. HOLLEMAN, CPA	BRYAN A. ISGETT, CPA
F. GAY McMICHAEL, CPA	DAVID PASCHAL MUSE, JR., CPA

February 28, 2005

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Colony Bankcorp, Inc.

We have audited the accompanying consolidated balance sheets of Colony Bankcorp, Inc. and Subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Colony Bankcorp, Inc. and Subsidiaries as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Colony Bankcorp, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 28, 2005 expressed an unqualified opinion on management’s assessment of internal control over financial reporting and an unqualified opinion on the effectiveness of internal control over financial reporting.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

389 Mulberry Street • Post Office Box One • Macon, GA 31202

Telephone (478) 746-6277 • Facsimile (478) 743-6858

www.mmmcpa.com

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP

CERTIFIED PUBLIC ACCOUNTANTS

RALPH S. McLEMORE, SR., CPA (1963-1977) SIDNEY B. McNAIR, CPA (1954-1992)

RICHARD A. WHITTEN, JR., CPA
SIDNEY E. MIDDLEBROOKS, CPA, PC	ELIZABETH WARE HARDIN, CPA
RAY C. PEARSON, CPA	CAROLINE E. GRIFFIN, CPA
J. RANDOLPH NICHOLS, CPA	RONNIE K. GILBERT, CPA
WILLIAM H. EPPS, JR., CPA	RON C. DOUTHIT, CPA
RAYMOND A. PIPPIN, JR., CPA	CHELSEY P. CAWTHON, JR., CPA
JERRY A. WOLFE, CPA	CHARLES A. FLETCHER, CPA
W. E. BARFIELD, JR., CPA	MARJORIE HUCKABEE CARTER, CPA
HOWARD S. HOLLEMAN, CPA	BRYAN A. ISGETT, CPA
F. GAY McMICHAEL, CPA	DAVID PASCHAL MUSE, JR., CPA

February 28, 2005

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Colony Bankcorp, Inc.

We have audited management’s assessment, included in the accompanying management’s report on internal controls, that Colony Bankcorp, Inc. and Subsidiaries maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Colony Bankcorp, Inc. and Subsidiaries’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Colony Bankcorp, Inc. and Subsidiaries maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, Colony Bankcorp, Inc. and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Colony Bankcorp, Inc. and Subsidiaries and our report dated February 28, 2005, expressed an unqualified opinion.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

389 Mulberry Street • Post Office Box One • Macon, GA 31202

Telephone (478) 746-6277 • Facsimile (478) 743-6858

www.mmmcpa.com

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

ASSETS

	2004	2003
Cash and Cash Equivalents
Cash and Due from Banks	$20,950,188	$22,355,476
Federal Funds Sold	43,996,794	37,368,383

	64,946,982	59,723,859

Interest-Bearing Deposits	3,228,690	11,614,703

Investment Securities
Available for Sale, at Fair Value	112,512,279	110,327,145
Held to Maturity, at Cost (Fair Value of $81,019 and $80,421 as of December 31, 2004 and 2003, Respectively)	81,019	80,421

	112,593,298	110,407,566

Federal Home Loan Bank Stock, at Cost	4,479,100	3,000,000

Loans Held for Sale	1,190,937	1,677,308

Loans	778,680,237	654,209,623
Allowance for Loan Losses	(10,012,179)	(8,515,840)
Unearned Interest and Fees	(36,551)	(32,716)

	768,631,507	645,661,067

Premises and Equipment	21,823,847	17,570,955

Other Real Estate	1,126,716	2,724,084

Goodwill	2,412,338	448,043

Other Assets	17,157,580	15,778,222

Total Assets	$997,590,995	$868,605,807

The accompanying notes are an integral part of these balance sheets.

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2004	2003
Deposits
Noninterest-Bearing	$68,169,047	$64,043,551
Interest-Bearing	782,160,335	668,274,598

	850,329,382	732,318,149

Borrowed Money
Subordinated Debentures	19,074,000	14,434,000
Other Borrowed Money	61,449,635	61,183,757

	80,523,635	75,617,757

Other Liabilities	4,975,015	4,694,226

Commitments and Contingencies

Stockholders’ Equity
Common Stock, Par Value $1 a Share; Authorized 20,000,000 Shares, Issued 5,738,343 and 5,727,968 Shares as of December 31, 2004 and 2003, Respectively	5,738,343	5,727,968
Paid-In Capital	23,713,200	23,498,550
Retained Earnings	33,119,090	26,857,379
Restricted Stock – Unearned Compensation	(210,833)	(129,874)
Accumulated Other Comprehensive Income (Loss), Net of Tax	(596,837)	21,652

	61,762,963	55,975,675

Total Liabilities and Stockholders’ Equity	$997,590,995	$868,605,807

The accompanying notes are an integral part of these balance sheets.

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31

	2004	2003	2002
Interest Income
Loans, Including Fees	$47,503,663	$42,793,980	$40,418,495
Federal Funds Sold	418,957	359,462	483,294
Deposits with Other Banks	74,888	151,504	163,817
Investment Securities
U. S. Government Agencies	3,287,948	2,263,339	3,130,493
State, County and Municipal	283,857	304,690	343,800
Corporate Obligations	224,366	377,520	840,691
Other Investments	27,617	44,974	71,715
Dividends on Other Investments	108,748	122,471	138,924

	51,930,044	46,417,940	45,591,229

Interest Expense
Deposits	15,174,581	15,464,663	19,582,251
Federal Funds Purchased	4,927	968	2,689
Borrowed Money	3,203,767	2,948,754	2,411,612

	18,383,275	18,414,385	21,996,552

Net Interest Income	33,546,769	28,003,555	23,594,677
Provision for Loan Losses	3,469,000	4,060,000	2,820,000

Net Interest Income After Provision for Loan Losses	30,077,769	23,943,555	20,774,677

Noninterest Income
Service Charges on Deposits	4,232,798	3,820,691	3,250,759
Other Service Charges, Commissions and Fees	547,513	402,729	401,012
Securities Gains	—	368,926	995,046
Mortgage Banking Income	984,343	1,997,740	1,528,083
Other	659,007	538,440	447,412

	6,423,661	7,128,526	6,622,312

Noninterest Expenses
Salaries and Employee Benefits	12,594,057	11,185,479	10,165,070
Occupancy and Equipment	3,530,745	3,188,665	3,026,555
Directors’ Fees	543,992	473,441	424,939
Legal and Professional Fees	706,940	609,333	449,495
Other Real Estate Expense	206,718	50,229	48,909
Securities Losses	30,958	—	—
Loss on Sale of Other Real Estate	549,636	130,973	127,641
Other	6,107,596	5,226,363	4,561,338

	24,270,642	20,864,483	18,803,947

Income Before Income Taxes	12,230,788	10,207,598	8,593,042

Income Taxes	4,161,494	3,391,973	2,841,401

Net Income	$8,069,294	$6,815,625	$5,751,641

Net Income Per Share of Common Stock
Basic	$1.41	$1.20	$1.03

Diluted	$1.41	$1.19	$1.03

Weighted Average Shares Outstanding	5,704,822	5,701,540	5,594,562

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	2004	2003	2002
Net Income	$8,069,294	$6,815,625	$5,751,641

Other Comprehensive Income, Net of Tax
Gains (Losses) on Securities Arising During the Year	(638,921)	(567,525)	1,141,806
Reclassification Adjustment	20,432	(243,491)	(656,730)

Unrealized Gains (Losses) on Securities	(618,489)	(811,016)	485,076

Comprehensive Income	$7,450,805	$6,004,609	$6,236,717

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	Shares Issued	Common Stock	Paid-In Capital	Retained Earnings	Restricted Stock - Unearned Compensation	Accumulated Other Comprehensive Income	Treasury Stock	Total
Balance, December 31, 2001	4,445,526	$4,445,526	$21,650,203	$18,247,876	$(58,625)	$347,592	$(2,661,769)	$41,970,803
Purchase of Treasury Stock (41,299 Shares)							(536,887)	(536,887)
Common Stock Issued in Acquisition	120,956	120,956	1,624,397				3,198,656	4,944,009
Issuance of Restricted Stock	7,500	7,500	93,000		(100,500)			—
Forfeiture of Restricted Stock	(750)	(750)	(9,300)		10,050			—
Amortization of Unearned Compensation					71,275			71,275
Unrealized Gain on Securities Available for Sale, Net of Tax of $263,237						485,076		485,076
Dividends Paid				(1,257,689)				(1,257,689)
Net Income				5,751,641				5,751,641

Balance, December 31, 2002	4,573,232	4,573,232	23,358,300	22,741,828	(77,800)	832,668	—	51,428,228
5 for 4 Stock Split Effected as a Stock Dividend	1,145,386	1,145,386		(1,145,386)				—
Issuance of Restricted Stock	10,150	10,150	152,250		(162,400)			—
Forfeiture of Restricted Stock	(800)	(800)	(12,000)		12,800			—
Amortization of Unearned Compensation					97,526			97,526
Unrealized Loss on Securities Available for Sale, Net of Tax Benefit of $404,305						(811,016)		(811,016)
Dividends Paid				(1,554,688)				(1,554,688)
Net Income				6,815,625				6,815,625

Balance, December 31, 2003	5,727,968	5,727,968	23,498,550	26,857,379	(129,874)	21,652	—	55,975,675
Issuance of Restricted Stock	12,250	12,250	235,200		(247,450)			—
Forfeiture of Restricted Stock	(1,875)	(1,875)	(20,550)		22,425			—
Amortization of Unearned Compensation					144,066			144,066
Unrealized Loss on Securities Available for Sale, Net of Tax Benefit of $414,263						(618,489)		(618,489)
Dividends Paid				(1,807,583)				(1,807,583)
Net Income				8,069,294				8,069,294

Balance, December 31, 2004	5,738,343	$5,738,343	$23,713,200	$33,119,090	$(210,833)	$(596,837)	$—	$61,762,963

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2004	2003	2002
Cash Flows from Operating Activities
Net Income	$8,069,294	$6,815,625	$5,751,641
Adjustments to Reconcile Net Income to Net
Cash Provided from Operating Activities
Depreciation	1,754,053	1,617,301	1,557,255
Amortization and Accretion	1,122,970	1,416,066	886,568
Provision for Loan Losses	3,469,000	4,060,000	2,820,000
Deferred Income Taxes	(464,530)	(632,663)	(417,468)
Securities (Gains) Losses	30,958	(368,926)	(995,046)
(Gain) Loss on Sale of Equipment	13,110	411	(18,056)
Loss on Sale of Other Real Estate and Repossessions	535,973	151,622	71,401
Unrealized Loss on Other Real Estate	1,000	—	72,000
Change In
Loans Held for Sale	486,371	5,232,630	(3,045,335)
Interest Receivable	(953,389)	256,436	905,677
Prepaid Expenses	256,062	(281,679)	(323,891)
Interest Payable	89,222	(356,302)	(696,549)
Accrued Expenses and Accounts Payable	222,531	454,824	(626,544)
Other	1,169,713	(684,292)	(308,681)

	15,802,338	17,681,053	5,632,972

Cash Flows from Investing Activities
Interest-Bearing Deposits in Other Banks	8,386,014	2,430,810	(4,088,322)
Purchase of Investment Securities
Available for Sale	(39,055,855)	(86,428,075)	(62,904,120)
Proceeds from Sale of Investment Securities
Available for Sale	10,476,743	11,485,568	23,785,033
Proceeds from Maturities, Calls and Paydowns of Investment Securities
Available for Sale	24,634,839	53,257,209	34,317,139
Held to Maturity	17,580	57,513	43,651
Proceeds from Sale of Premises and Equipment	—	15,901	45,050
Net Loans to Customers, Net of Loans Received in Business Acquisition	(111,762,526)	(89,158,404)	(64,224,466)
Purchase of Premises and Equipment, Net of Property and Equipment Received in Business Acquisition	(4,331,847)	(1,875,966)	(2,951,138)
Other Real Estate and Repossessions	2,985,888	2,124,212	2,395,654
Cash Surrender Value of Life Insurance	(225,825)	(246,845)	(213,584)
Cash Received (Used) in Business Acquisition, Net	14,356,597	—	(45,920)
Federal Home Loan Bank Stock	(1,479,100)	(508,000)	(251,300)
Investment in Statutory Trusts	(140,000)	—	(434,000)
Other Investments	—	(210,000)	(115,000)

	(96,137,492)	(109,056,077)	(74,641,323)

Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	78,773,399	55,483,147	74,109,952
Noninterest-Bearing Customer Deposits	3,628,447	12,510,110	3,791,219
Proceeds from Borrowed Money	7,500,000	27,500,000	31,561,839
Dividends Paid	(1,749,447)	(1,482,404)	(1,169,142)
Principal Payments on Borrowed Money	(7,234,122)	(12,742,871)	(33,761,644)
Federal Funds Purchased	—	—	(251,000)
Purchase of Treasury Stock	—	—	(536,887)
Reduction of ESOP Receivable	—	—	343,850
Proceeds from Issuance of Subordinated Debentures	4,640,000	—	14,434,000

	85,558,277	81,267,982	88,522,187

Net Increase (Decrease) in Cash and Cash Equivalents	5,223,123	(10,107,042)	19,513,836

Cash and Cash Equivalents, Beginning	59,723,859	69,830,901	50,317,065

Cash and Cash Equivalents, Ending	$64,946,982	$59,723,859	$69,830,901

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Principles of Consolidation

Colony Bankcorp, Inc. (the Company) is a multi-bank holding company located in Fitzgerald, Georgia. The consolidated financial statements include the accounts of Colony Bankcorp, Inc. and its wholly-owned subsidiaries, Colony Bank of Fitzgerald, Fitzgerald, Georgia; Colony Bank Ashburn, Ashburn, Georgia; Colony Bank Worth, Sylvester, Georgia; Colony Bank of Dodge County, Eastman, Georgia; Colony Bank Wilcox, Rochelle, Georgia; Colony Bank Southeast, Broxton, Georgia; Colony Bank Quitman, FSB, Quitman, Georgia (the Banks); and Colony Management Services, Inc., Fitzgerald, Georgia. All significant intercompany accounts have been eliminated in consolidation. The accounting and reporting policies of Colony Bankcorp, Inc. conform to generally accepted accounting principles and practices utilized in the commercial banking industry.

Nature of Operations

The Banks provide a full range of retail and commercial banking services for consumers and small to medium size businesses located primarily in south Georgia. Lending and investing activities are funded primarily by deposits gathered through its retail branch office network.

Use of Estimates

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

Reclassifications

In certain instances, amounts reported in prior years’ consolidated financial statements have been reclassified to conform to statement presentations selected for 2004. Such reclassifications had no effect on previously reported stockholders’ equity or net income.

Concentrations of Credit Risk

Lending is concentrated in commercial and real estate loans to local borrowers. The Company has a high concentration of real estate loans; however, these loans are well collateralized and, in management’s opinion, do not pose an adverse credit risk. In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk. Although the Company has a diversified loan portfolio, a substantial portion of borrowers’ ability to honor their contracts is dependent upon the viability of the real estate economic sector.

(1) Summary of Significant Accounting Policies (Continued)

Concentrations of Credit Risk (Continued)

The success of Colony is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material adverse effect on the Company’s results of operations and financial condition. The operating results of Colony depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

Accounting Policies

The accounting and reporting policies of Colony Bankcorp, Inc. and its subsidiaries are in accordance with accounting principles generally accepted and conform to general practices within the banking industry. The significant accounting policies followed by Colony and the methods of applying those policies are summarized hereafter.

Investment Securities

Investment securities are recorded under Statement of Financial Accounting Standards (SFAS) No. 115, whereby the Banks classify their securities as trading, available for sale or held to maturity. Securities that are held principally for resale in the near term are classified as trading. Trading securities are carried at fair value, with realized and unrealized gains and losses included in noninterest income. Securities acquired with both the intent and ability to be held to maturity are classified as held to maturity and reported at amortized cost. All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are reported at estimated fair value. Unrealized gains and losses on securities available for sale are excluded from earnings and are reported, net of deferred taxes, in accumulated other comprehensive income, a component of stockholders’ equity. Declines in the fair value of held-to-maturity and available–for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses from sales of securities available for sale are computed using the specific identification method. This caption includes securities, which may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements, or unforeseen changes in market conditions.

Federal Home Loan Bank Stock

Investment in stock of a Federal Home Loan Bank (FHLB) is required for every federally insured institution that utilizes its services. FHLB stock is considered restricted, as defined in SFAS No. 115; accordingly, the provisions of SFAS No. 115 are not applicable to this investment. The FHLB stock is reported in the consolidated financial statements at cost. Dividend income is recognized when earned.

(1) Summary of Significant Accounting Policies (Continued)

Loans Held for Sale

Loans held for sale are reported at the lower of cost or market value on an aggregate loan portfolio basis. Gains or losses realized on the sales of loans are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold. Gains and losses on sales of loans are included in noninterest income.

Loans

Loans that the Company has the ability and intent to hold for the foreseeable future or until maturity are recorded at their principal amount outstanding, net of unearned interest and fees. Interest income on loans is recognized using the effective interest method.

When management believes there is sufficient doubt as to the collectibility of principal or interest on any loan or generally when loans are 90 days or more past due, the accrual of applicable interest is discontinued and the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management’s judgment as to the collectibility of principal. Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revisions as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

(1) Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses (Continued)

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restricting agreement.

Premises and Equipment

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

Description	Life in Years	Method
Banking Premises	15-40	Straight-Line and Accelerated
Furniture and Equipment	5-10	Straight-Line and Accelerated

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Statement of Cash Flows

For reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks and federal funds sold. Cash flows from demand deposits, NOW accounts, savings accounts, loans and certificates of deposit are reported net.

(1) Summary of Significant Accounting Policies (Continued)

Income Taxes

The provision for income taxes is based upon income for financial statement purposes, adjusted for nontaxable income and nondeductible expenses. Deferred income taxes have been provided when different accounting methods have been used in determining income for income tax purposes and for financial reporting purposes. Deferred tax assets and liabilities are recognized based on future tax consequences attributable to differences arising from the financial statement carrying values of assets and liabilities and their tax bases. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the direct write-off method for tax purposes). In the event of changes in the tax laws, deferred tax assets and liabilities are adjusted in the period of the enactment of those changes, with effects included in the income tax provision. The Company and its subsidiaries file a consolidated federal income tax return. Each subsidiary pays its proportional share of federal income taxes to the Company based on its taxable income.

Other Real Estate

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. Losses from the acquisition of property in full or partial satisfaction of debt are recorded as loan losses. Subsequent declines in value, routine holding costs and gains or losses upon disposition are included in other losses.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of income but as a separate component of the equity section of the consolidated balance sheets. Such items are considered components of other comprehensive income. SFAS No.130, Reporting Comprehensive Income, requires the presentation in the financial statements of net income and all items of other comprehensive income as total comprehensive income.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

(1) Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements

Emerging Issues Task Force Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, (EITF 03-1) was issued in late 2003 with an effective date of March 31, 2004. EITF 03-1 provides guidance for determining the meaning of “other-than-temporarily impaired” and its application to certain debt and equity securities within the scope of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless the Company can assert and demonstrate its intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment which might mean maturity. This issue also requires disclosures assessing the ability and intent to hold investments in instances in which an investor determines that an investment with a fair value less than cost is not other-than-temporarily impaired.

On September 30, 2004, the FASB delayed indefinitely the effective date for the measurement and recognition guidance contained in EITF 03-1. This delay does not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature or to disclose certain information on impaired investments. The application of the guidance originally included in EITF 03-1 would not have had a material effect on the Bank’s financial condition or results of operations.

On December 16, 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which is an Amendment of FASB Statement Nos. 123 and 95. SFAS No. 123R changes, among other things, the manner in which share-based compensation, such as stock options, will be accounted for by both public and nonpublic companies, and will be effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. For public companies, the cost of employee services received in exchange for equity instruments including options and restricted stock awards generally will be measured at fair value at the grant date. The grant date fair value will be estimated using option-pricing models adjusted for the unique characteristics of those options and instruments, unless observable market prices for the same or similar options are available. The cost will be recognized over the requisite service period, often the vesting period, and will be remeasured subsequently at each reporting date through settlement date.

The changes in accounting will replace existing requirements under SFAS No. 123, Accounting for Stock-Based Compensation, and will eliminate the ability to account for share-based compensation transactions using APB Opinion No. 25, Accounting for Stock Issued to Employees, which does not require companies to expense options if the exercise price is equal to the trading price at the date of grant. The accounting for similar transactions involving parties other than employees or the accounting for employee stock ownership plans that are subject to American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans, would remain unchanged.

(1) Summary of Significant Accounting Policies (Continued)

Restricted Stock - Unearned Compensation

In 1999, the board of directors of Colony Bankcorp, Inc. adopted a restricted stock grant plan which awards certain executive officers common shares of the Company. The maximum number of shares which may be subject to restricted stock awards is 44,787. During 2000, 2001, 2002, 2003 and 2004, 5,250, 5,250, 7,500, 10,150 and 12,250 shares were issued under this plan, respectively. The shares are recorded at fair market value (on the date granted) as a separate component of stockholders’ equity. The cost of these shares is being amortized against earnings using the straight-line method over 3 years (the restriction period). Since the plan’s inception, 3,425 shares have been forfeited.

In April 2004, the stockholders of Colony Bankcorp, Inc. adopted a restricted stock grant plan which awards certain executive officers common shares of the Company. The maximum number of shares which may be subject to restricted stock awards is 114,800. No shares have been issued pursuant to this stock grant plan.

(2) Cash and Balances Due from Depository Institutions

Components of cash and balances due from depository institutions are as follows as of December 31:

	2004	2003
Cash on Hand and Cash Items	$8,315,734	$8,085,241
Noninterest-Bearing Deposits with Other Banks	12,634,454	14,270,235

	$20,950,188	$22,355,476

As of December 31, 2004, the Banks had required deposits of approximately $3,412,000 with the Federal Reserve.

(3) Investment Securities

Investment securities as of December 31, 2004 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies
Mortgage Backed	$74,431,292	$105,879	$(1,079,555)	$73,457,616
Other	29,076,369	81,028	(103,159)	29,054,238
State, County and Municipal	6,799,650	98,514	(10,985)	6,887,179
Corporate Obligations	3,109,266	3,980	—	3,113,246

	$113,416,577	$289,401	$(1,193,699)	$112,512,279

Securities Held to Maturity
State, County and Municipal	$81,019	$—	$—	$81,019

(3) Investment Securities (Continued)

The amortized cost and fair value of investment securities as of December 31, 2004, by contractual maturity, are shown hereafter. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in One Year or Less	$1,887,380	$1,904,171
Due After One Year Through Five Years	30,055,717	30,008,198
Due After Five Years Through Ten Years	5,053,080	5,099,478
Due After Ten Years	1,989,108	2,042,816	$81,019	$81,019

	38,985,285	39,054,663	81,019	81,019

Mortgage Backed Securities	74,431,292	73,457,616

	$113,416,577	$112,512,279	$81,019	$81,019

Investment securities as of December 31, 2003 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies
Mortgage Backed	$75,485,264	$295,552	$(608,332)	$75,172,484
Other	17,620,880	225,569	(1,261)	17,845,188
State, County and Municipal	9,578,698	236,441	(6,021)	9,809,118
Corporate Obligations	6,383,828	181,050	(8,878)	6,556,000
Marketable Equity Securities	1,130,022	—	(185,667)	944,355

	$110,198,692	$938,612	$(810,159)	$110,327,145

Securities Held to Maturity
State, County and Municipal	$80,421	$—	$—	$80,421

Proceeds from sales of investments available for sale were $10,476,743 in 2004, $11,485,568 in 2003 and $23,785,033 in 2002. Gross realized gains totaled $194,329, $368,926 and $1,002,013 in 2004, 2003 and 2002, respectively. Gross realized losses totaled $225,287 in 2004, $0 in 2003 and $6,967 in 2002.

Investment securities having a carrying value approximating $70,117,000 and $56,611,000 as of December 31, 2004 and 2003, respectively, were pledged to secure public deposits and for other purposes.

(3) Investment Securities (Continued)

Information pertaining to securities with gross unrealized losses at December 31, 2004 and 2003, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2004
U.S. Government Agencies
Mortgage Backed	$31,300,061	$(423,409)	$31,391,473	$(656,146)	$62,691,534	$(1,079,555)
Other	13,811,317	(92,240)	1,180,040	(10,919)	14,991,357	(103,159)
State, County and Municipal	2,245,976	(10,985)	—	—	2,245,976	(10,985)

	$47,357,354	$(526,634)	$32,571,513	$(667,065)	$79,928,867	$(1,193,699)

December 31, 2003
U.S. Government Agencies
Mortgage Backed	$45,102,390	$(593,320)	$1,133,568	$(15,012)	$46,235,958	$(608,332)
Other	1,931,406	(1,261)	—	—	1,931,406	(1,261)
State, County and Municipal	—	—	519,753	(6,021)	519,753	(6,021)
Corporate Obligations	1,000,000	(8,878)	—	—	1,000,000	(8,878)
Marketable Securities	—	—	944,355	(185,667)	944,355	(185,667)

	$48,033,796	$(603,459)	$2,597,676	$(206,700)	$50,631,472	$(810,159)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2004, the debt securities with unrealized losses have depreciated 1.47 percent from the Company’s amortized cost basis. These securities are guaranteed by either U.S. Government or other governments. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

(4) Loans

The composition of loans as of December 31 are:

	2004	2003
Commercial, Financial and Agricultural	$44,284,343	$44,590,156
Real Estate-Construction	100,773,730	56,373,625
Real Estate-Farmland	38,245,547	33,096,605
Real Estate-Other	500,869,376	428,197,036
Installment Loans to Individuals	73,684,678	73,020,163
All Other Loans	20,822,563	18,932,038

	$778,680,237	$654,209,623

Nonaccrual loans are loans for which principal and interest are doubtful of collection in accordance with original loan terms and for which accruals of interest have been discontinued due to payment delinquency. Nonaccrual loans totaled $7,856,211 and $7,251,380 as of December 31, 2004 and 2003, respectively, and total recorded investment in loans past due 90 days or more and still accruing interest approximated $952,000 and $241,000, respectively. Foregone interest on nonaccrual loans approximated $403,000 in 2004, $683,000 in 2003 and $543,000 in 2002.

Colony Bankcorp, Inc. recognizes impaired loans as those loans on which, based on current information and events, the Company will probably be unable to collect all interest and principal payments due according to the contractual terms of the loan agreement. Such loans generally include all loans to borrowers with total debt of $50,000 or more, which are classified doubtful or substandard, if collateral values are insufficient to recover all outstanding principal and interest under original loan terms. Loans delinquent 90 days or more and other nonaccrual loans are classified as doubtful or substandard, except in unusual circumstances that justify a decision not to classify the loan at least substandard.

During 2004, the Company changed the allowance for loan loss methodology to include more stringent grading criteria for impaired loans. Impaired loans as of December 31, 2003 have been adjusted to reflect the change in grading methodology. The following table details impaired loan data as of December 31 for the years ended as indicated:

	2004	2003
Total Investment in Impaired Loans	$8,976,689	$8,132,889

Less Allowance for Impaired Loan Losses	(2,198,743)	(2,876,058)

Net Investment, December 31	$6,777,946	$5,256,831

Average Investment during the Year	$8,915,508	$6,452,039

Income Recognized during the Year	$395,657	$642,973

Income Collected during the Year	$377,219	$437,444

(5) Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized below for the years ended December 31:

	2004	2003	2002
Balance, Beginning	$8,515,840	$7,363,772	$6,158,841

Provision Charged to Operating Expenses	3,469,000	4,060,000	2,820,000
Loans Charged Off	(2,135,478)	(3,069,599)	(2,338,050)
Loan Recoveries	162,817	161,667	271,063
Business Combination, Quitman Federal	—	—	451,918

Balance, Ending	$10,012,179	$8,515,840	$7,363,772

(6) Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2004	2003
Land	$4,889,089	$2,836,897
Building	16,418,463	13,873,509
Furniture, Fixtures and Equipment	10,820,933	10,927,946
Leasehold Improvements	967,249	678,368
Construction in Progress	454,540	550,839

	33,550,274	28,867,559
Accumulated Depreciation	(11,726,427)	(11,296,604)

	$21,823,847	$17,570,955

Depreciation charged to operations totaled $1,754,053 in 2004, $1,617,301 in 2003 and $1,557,255 in 2002.

Certain Company facilities and equipment are leased under various operating leases. Rental expense approximated $315,000 for 2004, $245,900 for 2003 and $195,500 for 2002.

Future minimum rental payments as of December 31, 2004 are as follows:

Year Ending December 31	Amount
2005	$109,467
2006	96,000
2007	90,750
2008	66,000
2009 and Thereafter	210,000

$572,217

(7) Income Taxes

The components of income tax expense for the years ended December 31 are as follows:

	2004	2003	2002
Current Federal Expense	$4,344,013	$3,783,494	$3,076,054
Deferred Federal Benefit	(464,530)	(632,663)	(417,468)

Federal Income Tax Expense	3,879,483	3,150,831	2,658,586
Current State Income Tax Expense	282,011	241,142	182,815

	$4,161,494	$3,391,973	$2,841,401

The federal income tax expense of $3,879,483 in 2004, $3,150,831 in 2003 and $2,658,586 in 2002 is less than the income taxes computed by applying the federal statutory rate of 34 percent to income before income taxes. The reasons for the differences are as follows:

	2004	2003	2002
Statutory Federal Income Taxes	$4,158,468	$3,470,583	$2,921,634
Tax-Exempt Interest	(166,382)	(171,265)	(185,185)
Interest Expense Disallowance	16,483	16,527	21,890
Premiums on Officers’ Life Insurance	(41,060)	(40,557)	(35,550)
Meal and Entertainment Disallowance	9,287	7,718	7,693
State Income Taxes	(91,006)	(115,064)	(71,532)
Other	(6,307)	(17,111)	(364)

Actual Federal Income Taxes	$3,879,483	$3,150,831	$2,658,586

Deferred taxes in the accompanying consolidated balance sheets as of December 31 include the following:

	2004	2003
Deferred Tax Assets
Allowance for Loan Losses	$3,400,166	$2,888,349
Deferred Compensation	312,843	298,191
Other Real Estate	—	1,700
Other	188,544	126,962

	3,901,553	3,315,202

Deferred Tax Liabilities
Premises and Equipment	(644,664)	(526,045)
Other	(40,749)	(37,547)

	(685,413)	(563,592)

Deferred Tax Assets (Liabilities) on Unrealized Securities (Gains) Losses	307,461	(106,801)

Net Deferred Tax Assets	$3,523,601	$2,644,809

(8) Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $461,842 and $357,364 as of December 31, 2004 and 2003, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2004	2003
Interest-Bearing Demand	$167,319,772	$149,517,934
Savings	38,862,293	33,513,236
Time, $100,000 and Over	203,885,641	163,035,795
Other Time	372,092,629	322,207,633

	$782,160,335	$668,274,598

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $180,731,000 and $149,154,000 as of December 31, 2004 and 2003, respectively.

As of December 31, 2004, the scheduled maturities of certificates of deposit are as follows:

Year	Amount
2005	$511,309,647
2006	36,219,321
2007	8,533,212
2008	10,879,620
2009 and Thereafter	9,036,470

$575,978,270

(9) Other Borrowed Money

Other borrowed money at December 31 is summarized as follows:

	2004	2003
Federal Home Loan Bank Advances	$61,000,000	$59,500,000
First Port City Note Payable	—	1,000,000
The Banker’s Bank Note Payable	449,635	683,757

	$61,449,635	$61,183,757

(9) Other Borrowed Money (Continued)

Advances from the Federal Home Loan Bank (FHLB) have maturities ranging from 2005 to 2013 and interest rates ranging from 2.46 percent to 5.93 percent. Under the Blanket Agreement for Advances and Security Agreement with the FHLB, residential first mortgage loans and cash balances held by the FHLB are pledged as collateral for the FHLB advances outstanding. At December 31, 2004, the Company had available line of credit commitments totaling $84,461,662, of which $23,461,662 was available.

First Port City note payable was originated on December 30, 2003 for $1,000,000. Annual principal payments of $250,000 are due beginning January 1, 2005 with interest paid quarterly at The Wall Street Prime beginning April 10, 2004. The debt is secured by 250 shares of capital stock in Colony Bank Wilcox. Proceeds received from the 2004 trust preferred securities issuance was used to pay off the note in June 2004.

The Banker’s Bank note payable was renewed on January 7, 2003 for $1,112,735 at a rate of The Wall Street Prime minus one half percent. Payments are due monthly with the entire unpaid balance due January 7, 2007. The debt is secured by all furniture, fixtures, machinery, equipment and software of Colony Management Services, Inc. Colony Bankcorp, Inc. guarantees the debt.

The aggregate stated maturities of other borrowed money at December 31, 2004 are as follows:

Year	Amount
2005	$4,746,156
2006	3,203,479
2007	2,500,000
2008	16,000,000
2009 and Thereafter	35,000,000

$61,449,635

(10) Subordinated Debentures (Trust Preferred Securities)

During the first quarter of 2002, the Company formed a subsidiary whose sole purpose was to issue $9,000,000 in Trust Preferred Securities through a pool sponsored by FTN Financial Capital Markets. The Trust Preferred Securities have a maturity of 30 years and are redeemable after five years with certain exceptions. At December 31, 2004, the floating-rate securities had a 6.15 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 3.60 percent.

During the fourth quarter of 2002, the Company formed a second subsidiary whose sole purpose was to issue $5,000,000 in Trust Preferred Securities through a pool sponsored by FTN Financial Capital Markets. The Trust Preferred Securities have a maturity of 30 years and are redeemable after five years with certain exceptions. At December 31, 2004, the floating-rate securities had a 5.80 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 3.25 percent.

During the second quarter of 2004, the Company formed a third subsidiary whose sole purpose was to issue $4,500,000 in Trust Preferred Securities through a pool sponsored by FTN Financial Capital Markets. The Trust Preferred Securities have a maturity of 30 years and are redeemable after five years with certain exceptions. At December 31, 2004, the floating rate securities had a 5.18 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 2.68 percent.

(10) Subordinated Debentures (Trust Preferred Securities) (Continued)

The Trust Preferred Securities are recorded as a liability on the consolidated balance sheets, but, subject to certain limitations, qualify as Tier 1 capital for regulatory capital purposes. The proceeds from the offering were used to fund the cash portion of the Quitman acquisition, pay off holding company debt, and inject capital into bank subsidiaries.

On December 31, 2003, the Company retroactively implemented FASB Interpretation No. 46R, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51, resulting in the deconsolidation of Colony Bankcorp Statutory Trusts I and II. The implementation of this interpretation resulted in Colony’s $434,000 investment in the common equity of the trusts being included in the consolidated balance sheets as other assets and the interest income and interest expense received from and paid to the trusts, respectively, being included in the consolidated statements of income as other income and interest expense. The increase to other income and interest expense totaled $25,182 and $20,751 for the years ended December 31, 2004 and 2003, respectively.

(11) Rate Lock Commitments

On July 1, 2003, the Company adopted SFAS No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities. This statement requires that all derivatives be recognized as assets or liabilities in the balance sheet and measured at fair value. Loan commitments related to the origination or acquisition of mortgage loans that will be held for sale must be accounted for as derivative instruments.

The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with related fees received from potential borrowers, are to be recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates. The Company has not recorded rate lock commitments as derivative assets or liabilities as of December 31, 2004 as the effects did not have a material effect upon the consolidated financial statements.

(12) Profit Sharing Plan

The Company has a profit sharing plan that covers substantially all employees who meet certain age and service requirements. It is the Company’s policy to make contributions to the plan as approved annually by the board of directors. The total provision for contributions to the plan was $479,108 for 2004, $476,178 for 2003 and $427,139 for 2002.

(13) Commitments and Contingencies

Credit-Related Financial Instruments. The Company is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.

At December 31, 2004 and 2003, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
	2004	2003
Loan Commitments	$85,094,000	$73,993,000
Standby Letters of Credit	1,829,000	1,727,000
Performance Letters of Credit	329,000	305,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

Standby and performance letters of credit are conditional lending commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Purchase Commitments. At December 31, 2004, the Company had an outstanding commitment of approximately $1,000,000 to construct and furnish a second office in Valdosta. As of December 31, 2004, the Company has paid $398,290 toward construction in progress. The Company has also signed a contract for approximately $991,000 for the construction of a Savannah office as of December 31, 2004.

Legal Contingencies. In the ordinary course of business, there are various legal proceedings pending against Colony and its subsidiaries. The aggregate liabilities, if any, arising from such proceedings would not, in the opinion of management, have a material adverse effect on Colony’s consolidated financial position.

(14) Deferred Compensation Plan

Two of the Bank subsidiaries have deferred compensation plans covering directors choosing to participate through individual deferred compensation contracts. In accordance with terms of the contracts, the Banks are committed to pay the directors deferred compensation over a specified number of years, beginning at age 65. In the event of a director’s death before age 65, payments are made to the director’s named beneficiary over a specified number of years, beginning on the first day of the month following the death of the director.

Liabilities accrued under the plans totaled $921,023 and $877,929 as of December 31, 2004 and 2003, respectively. Benefit payments under the contracts were $175,970 in 2004 and $100,335 in 2003. Provisions charged to operations totaled $219,064 in 2004, $140,644 in 2003 and $134,044 in 2002.

(15) Interest Income and Expense

Interest income of $329,211, $323,011 and $349,384 from state, county and municipal bonds was exempt from regular income taxes in 2004, 2003 and 2002, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $4,663,304, $4,566,382 and $5,441,039 for the years ended December 31, 2004, 2003 and 2002, respectively.

(16) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

	2004	2003	2002
Interest Expense	$18,294,053	$18,770,687	$22,693,101

Income Taxes	$4,777,702	$3,931,831	$3,222,911

Noncash financing and investing activities for the years ended December 31 are as follows:

	2004	2003	2002
Acquisitions of Real Estate Through Loan Foreclosures	$1,835,125	$3,674,099	$2,308,183

Acquisitions, Net of Cash Acquired
Cash Paid (Received), Net	$(14,356,597)	$—	$45,920
Common Stock Issued	—	—	4,944,009
Liabilities Assumed	35,859,268	—	62,189,677

Fair Value of Net Assets Acquired	$21,502,671	$—	$67,179,606

Unrealized (Gain) Loss on Investment Securities	$1,032,750	$1,215,319	$(703,834)

(17) Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $15,047,046 as of December 31, 2004 and $11,249,026 as of December 31, 2003. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is shown below:

	2004	2003
Balance, Beginning	$11,249,026	$12,698,926
New Loans	13,789,071	6,741,905
Repayments	(12,215,324)	(7,473,725)
Transactions Due to Changes in Directors	2,224,273	(718,080)

Balance, Ending	$15,047,046	$11,249,026

Deposits from related parties held by the Company at December 31, 2004 and 2003 totaled approximately $17,269,000 and $16,022,000, respectively.

(18) Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of Colony Bankcorp, Inc. and Subsidiaries’ financial instruments are detailed hereafter. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

Cash and Short-Term Investments - For cash, due from banks, bank-owned deposits and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment Securities - Fair values for investment securities are based on quoted market prices.

Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

Deposit Liabilities - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

(18) Fair Value of Financial Instruments (Continued)

Standby Letters of Credit and Commitments to Extend Credit - Because standby letters of credit and commitments to extend credit are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Company’s financial instruments as of December 31 are as follows:

	2004		2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in Thousands)
Assets
Cash and Short-Term Investments	$68,176	$68,176	$71,339	$71,339
Investment Securities Available for Sale	112,512	112,512	110,327	110,327
Investment Securities Held to Maturity	81	81	80	80
Federal Home Loan Bank Stock	4,479	4,479	3,000	3,000
Loans	778,680	775,617	654,210	656,989
Loans Held for Sale	1,191	1,191	1,677	1,677

Liabilities
Deposits	850,329	848,052	732,318	733,360
Subordinated Debentures	19,074	19,074	14,434	14,434
Other Borrowed Money	61,450	60,848	61,184	69,179

Unrecognized Financial Instruments
Standby Letters of Credit	—	1,829	—	1,727
Performance Letters of Credit	—	329	—	305
Commitments to Extend Credit	—	85,094	—	73,993

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

The amount of dividends payable to the parent company from the subsidiary banks is limited by various banking regulatory agencies. Upon approval by regulatory authorities, the Banks may pay cash dividends to the parent company in excess of regulatory limitations.

(19) Regulatory Capital Matters

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and, possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 2004, the Company meets all capital adequacy requirements to which it is subject under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution’s category.

The following table summarizes regulatory capital information as of December 31, 2004 and 2003 on a consolidated basis and for each significant subsidiary, as defined.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In Thousands)
As of December 31, 2004

Total Capital to Risk-Weighted Assets
Consolidated	$87,446	11.35%	$61,620	8.00%	$77,025	10.00%
Fitzgerald	15,024	11.55	10,407	8.00	13,009	10.00
Ashburn	26,709	11.01	19,413	8.00	24,266	10.00
Worth	12,398	10.24	9,687	8.00	12,108	10.00
Southeast	10,686	10.59	8,075	8.00	10,093	10.00
Quitman	10,049	12.90	6,232	8.00	7,790	10.00

Tier I Capital to Risk-Weighted Assets
Consolidated	77,813	10.10	30,810	4.00	46,215	6.00
Fitzgerald	13,396	10.30	5,204	4.00	7,805	6.00
Ashburn	23,674	9.76	9,706	4.00	14,559	6.00
Worth	10,882	8.99	4,843	4.00	7,265	6.00
Southeast	9,560	9.47	4,037	4.00	6,056	6.00
Quitman	9,230	11.85	3,116	4.00	4,674	6.00

Tier I Capital to Average Assets
Consolidated	77,813	7.88	39,488	4.00	49,360	5.00
Fitzgerald	13,396	8.02	6,680	4.00	8,350	5.00
Ashburn	23,674	7.56	12,521	4.00	15,652	5.00
Worth	10,882	6.93	6,277	4.00	7,846	5.00
Southeast	9,560	8.26	4,628	4.00	5,785	5.00
Quitman	9,230	8.49	4,349	4.00	5,436	5.00

(19) Regulatory Capital Matters (Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(in Thousands)
As of December 31, 2003

Total Capital to Risk-Weighted Assets
Consolidated	$77,140	12.06%	$51,171	8.00%	$63,964	10.00%
Fitzgerald	13,479	13.30	8,109	8.00	10,136	10.00
Ashburn	24,990	12.49	16,005	8.00	20,007	10.00
Worth	10,804	10.75	8,043	8.00	10,053	10.00
Southeast	8,199	11.42	5,744	8.00	7,180	10.00
Quitman	8,300	14.21	4,976	8.00	6,220	10.00

Tier I Capital to Risk-Weighted Assets
Consolidated	69,140	10.81	25,584	4.00	38,376	6.00
Fitzgerald	12,209	12.05	4,054	4.00	6,082	6.00
Ashburn	22,487	11.24	8,003	4.00	12,004	6.00
Worth	9,547	9.50	4,021	4.00	6,032	6.00
Southeast	7,300	10.17	2,872	4.00	4,308	6.00
Quitman	8,300	13.34	2,488	4.00	3,732	6.00

Tier I Capital to Average Assets
Consolidated	69,140	8.12	34,059	4.00	42,574	5.00
Fitzgerald	12,209	8.24	5,926	4.00	7,408	5.00
Ashburn	22,487	8.36	10,753	4.00	13,442	5.00
Worth	9,547	7.11	5,368	4.00	6,710	5.00
Southeast	7,300	7.94	3,678	4.00	4,597	5.00
Quitman	8,837	9.17	3,619	4.00	4,523	5.00

(20) Business Combination

Colony Bankcorp, Inc.’s wholly-owned subsidiary, Colony Bank Ashburn, and Flag Bank entered into a Purchase and Assumption Agreement dated as of December 19, 2003, for Flag Bank’s Thomaston office pursuant to which Flag Bank-Thomaston was merged with and into Colony Bank Ashburn, becoming a branch office of Colony Bank Ashburn contemporaneous with the consummation of the purchase. The purchase was consummated and became effective as of March 19, 2004. The business combination was accounted for by the purchase method of accounting, and the results of operations of Flag Bank-Thomaston office since the date of acquisition are included in the consolidated financial statements.

(20) Business Combination (Continued)

Following is a condensed balance sheet showing fair values of the assets acquired and the liabilities assumed as of the date of acquisition:

Cash, Due from Banks and Federal Funds Sold	$14,356,598
Loans, Net	16,759,495
Premises and Equipment	2,188,207
Goodwill Arising in Acquisition	1,964,294
Core Deposit Intangible	536,311
Other Assets	54,363
Deposits	(35,803,914)
Other Liabilities	(55,354)

Net Assets Acquired	$—

The following proforma information is based on the assumption that the acquisition took place as of January 1, 2004:

Interest Income	$52,253,044

Interest Expense	18,510,275

Net Income	8,142,294

Earnings per Share
Basic	1.43
Diluted	1.42

Weighted Average Shares	5,704,822

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only)

The parent company’s balance sheets as of December 31, 2004 and 2003 and the related statements of income and comprehensive income and cash flows for each of the years in the three-year period then ended are as follows:

COLONY BANKCORP, INC. (PARENT ONLY)

BALANCE SHEETS

DECEMBER 31

	2004	2003
ASSETS

Cash	$163,423	$14,853
Premises and Equipment, Net	1,101,996	1,167,168
Investment in Subsidiaries, at Equity	79,540,310	69,986,543
Other	702,178	830,396

Total Assets	$81,507,907	$71,998,960

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Dividends Payable	$473,413	$415,278
Other	197,531	174,007

	670,944	589,285

Other Borrowed Money	—	1,000,000

Subordinated Debt	19,074,000	14,434,000

Stockholders’ Equity
Common Stock, Par Value $1 a Share; Authorized 20,000,000 Shares, Issued 5,738,343 and 5,727,968 Shares as of December 31, 2004 and 2003, Respectively	5,738,343	5,727,968
Paid-In Capital	23,713,200	23,498,550
Retained Earnings	33,119,090	26,857,379
Restricted Stock – Unearned Compensation	(210,833)	(129,874)
Accumulated Other Comprehensive Income (Loss), Net of Tax	(596,837)	21,652

	61,762,963	55,975,675

Total Liabilities and Stockholders’ Equity	$81,507,907	$71,998,960

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	2004	2003	2002
Income
Dividends from Subsidiaries	$2,350,000	$2,400,000	$1,800,000
Gain on Investment Securities	—	—	250,695
Other	89,888	83,559	84,166

	2,439,888	2,483,559	2,134,861

Expenses
Interest	856,993	685,512	483,866
Amortization	29,379	28,067	15,890
Salaries and Employee Benefits	807,142	687,430	590,497
Other	638,068	645,550	526,802

	2,331,582	2,046,559	1,617,055

Income Before Taxes and Equity in Undistributed Earnings of Subsidiaries	108,306	437,000	517,806

Income Tax Benefits	728,733	690,072	410,213

Income Before Equity in Undistributed Earnings of Subsidiaries	837,039	1,127,072	928,019

Equity in Undistributed Earnings of Subsidiaries	7,232,255	5,688,553	4,823,622

Net Income	8,069,294	6,815,625	5,751,641

Other Comprehensive Income, Net of Tax
Gains (Losses) on Securities Arising During the Year	(638,921)	(567,525)	1,141,806
Reclassification Adjustment	20,432	(243,491)	(656,730)

Unrealized Gains (Losses) on Securities	(618,489)	(811,016)	485,076

Comprehensive Income	$7,450,805	$6,004,609	$6,236,717

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2004	2003	2002
Cash Flows from Operating Activities
Net Income	$8,069,294	$6,815,625	$5,751,641
Adjustments to Reconcile Net Income to Net Cash Provided from Operating Activities
Depreciation and Amortization	255,546	196,598	142,504
Gain on Sale of Investments	—	—	(250,695)
Equity in Undistributed Earnings of Subsidiaries	(7,232,255)	(5,688,553)	(4,823,622)
Other	122,362	(210,102)	(301,614)

	1,214,947	1,113,568	518,214

Cash Flows from Investing Activities
Capital Infusion in Subsidiary	(2,800,000)	(1,125,000)	(4,650,000)
Purchases of Premises and Equipment	(16,930)	(238,309)	(36,282)
Proceeds from Sale of Premises and Equipment	—	1,900	—
Proceeds on Sale of Investments	—	—	300,695
Payment for Purchase of Quitman Bancorp, Inc.	—	—	(2,502,154)
Investment in Statutory Trusts	(140,000)	—	(434,000)

	(2,956,930)	(1,361,409)	(7,321,741)

Cash Flows from Financing Activities
Dividends Paid	(1,749,447)	(1,482,404)	(1,169,142)
Principal Payments on Notes and Debentures	(1,000,000)	—	(6,377,970)
Proceeds from Notes and Debentures	—	1,000,000	1,135,704
Purchase of Treasury Stock	—	—	(536,887)
Subordinated Debt	4,640,000	—	14,434,000

	1,890,553	(482,404)	7,485,705

Increase (Decrease) in Cash	148,570	(730,245)	682,178

Cash, Beginning	14,853	745,098	62,920

Cash, Ending	$163,423	$14,853	$745,098

(22) Earnings Per Share

SFAS No. 128 establishes standards for computing and presenting basic and diluted earnings per share. Basic earnings per share is calculated and presented based on income available to common stockholders divided by the weighted average number of shares outstanding during the reporting periods. Diluted earnings per share reflects the potential dilution of restricted stock. The following presents earnings per share for the years ended December 31, 2004, 2003 and 2002 under the requirements of Statement 128:

	Income Numerator	Common Shares Denominator	EPS
December 31, 2004

Basic EPS
Income Available to Common Stockholders	$8,069,294	5,704,822	$1.41

Dilutive Effect of Potential Common Stock
Restricted Stock		21,284

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$8,069,294	5,726,106	$1.41

December 31, 2003

Basic EPS
Income Available to Common Stockholders	$6,815,625	5,701,540	$1.20

Dilutive Effect of Potential Common Stock
Restricted Stock		19,530

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$6,815,625	5,721,070	$1.19

December 31, 2002

Basic EPS
Income Available to Common Stockholders	$5,751,641	5,594,562	$1.03

Dilutive Effect of Potential Common Stock
Restricted Stock		15,322

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$5,751,641	5,609,884	$1.03